Exhibit 99.1

ELECTRIC AQUAGENICS AND NAMSA REPORT ZERO TOXICITY WITH PRIMACIDE A FLUID

LINDON, Utah, September 16, 2003 -- Electric Aquagenics Unlimited, Inc. (EAU) today announced that it has received test results performed by NAMSA, Irvine, California demonstrating zero toxicity for use of Primacide A, the company’s unique disinfectant fluid.

Results from NAMSA show zero toxicity under ISO Skin Irritation, Cytotoxicity and ISO Vaginal Irritation and Sensitivity tests. Mr. Gaylord Karren, President and CEO of EAU stated, “With these approvals, we are confident to proceed with tests demonstrating safety with humans and animals. These results were some of the most exciting details we have seen over the past five years of testing and developing this technology.“

“We have involved scientific teams from Brigham Young University, University of Georgia, University of Colorado School of Medicine, Consumer Product Testing Labs, NAMSA, and others,” Mr. Karren said. “Over 35 PhD’s and scientists have tested and applied this fluid over many applications and found dramatically improved results in killing bacteria, viruses, molds and yeasts while providing a safety feature of no toxicity.

While we are not presently offering or making any medical claims for our products, in time we will expand the testing to include medical benefits and applications.”

Mr. Karren further explained that the company is focused on six markets divided into two tiers: The first tier includes markets requiring little or no regulatory approvals, such as carpet cleaning, mold remediation and some consumer products. The second tier consists of the processing of poultry, beef and fruits and vegetables. These markets alone represent substantial sales of cleaning and disinfecting chemicals – presently all of which have toxicity associated with them.  Second tier markets are projected to come on line in 2004.

About EAU

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company’s water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing.

EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen killing effectiveness. For more information, visit www.electricaquagenics.com, or contact Investor Relations at 801-443-1031.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company’s products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company’s products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the U.S. Securities and Exchange Commission.

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